Exhibit 99.1

PRESS RELEASE

Armada Hoffler Properties to Acquire Trophy Office Building in Baltimore’s Harbor Point

VIRGINIA BEACH, VA, June 10, 2019 — Armada Hoffler Properties, Inc. (NYSE: AHH) (the “Company”) announced today that it has entered into an agreement to acquire the Thames Street Wharf office building, located in the Harbor Point development of Baltimore, MD, for $101 million.

Anchored by Morgan Stanley and Johns Hopkins Medicine, which together lease 92% of the property’s 263,426 rentable square feet, the LEED Gold certified building is currently 100% occupied with an average remaining lease term of 7.4 years and in-place triple net rent levels amongst the highest in the Baltimore market. The Company expects the purchase to be accretive to Funds From Operations, with the property generating an expected cash net operating income of approximately $7.1 million in the first full year of ownership, which equates to an estimated underwritten cash capitalization rate of 7.1%. Subject to the satisfaction of customary closing conditions, the Company expects to complete the transaction in the second quarter of 2019.

“Thames Street Wharf is a trophy asset and one of the highest-quality office properties in the entire Mid-Atlantic,” said Louis Haddad, President & Chief Executive Officer of Armada Hoffler Properties. “Combined with our investments in the adjacent Wills Wharf and 1405 Point Apartments, Thames Street Wharf is a natural strategic acquisition and allows us to capitalize on the opportunity that comes with operating multiple asset classes in a synergistic environment.”

Completed by Armada Hoffler Construction in 2010, Thames Street Wharf was the first building in Baltimore’s Harbor Point neighborhood. Situated between Harbor East and Fell’s Point, Harbor Point is the city’s largest downtown waterfront development site with capacity for up to three million square feet of mixed-use space on 27 acres. Thames Street Wharf is strategically located next to both 1405 Point, the 17-story luxury apartment high-rise building, and Wills Wharf, the 325,000 square foot, mixed-use building currently being developed by the Company.

Forward-Looking Statements
Certain matters within this press release, including with respect to the details of the acquisition, timing of closing, and its financial impact on the Company are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties, and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and the other documents filed by the Company with the Securities and Exchange Commission from time to time.

About Armada Hoffler Properties, Inc.
Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust (“REIT”) with four decades of experience developing, building, acquiring, and managing high-quality, institutional-grade office, retail, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. In addition to developing and building properties for its own account, the Company also provides development and general contracting construction services to third-party clients. Founded in 1979 by Daniel A. Hoffler, the Company has elected to be taxed as a REIT for U.S. federal income tax purposes.

Contact:
Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer, Treasurer, and Secretary
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684